Exhibit 10.40

Existing EAs

FORM OF STOCK OPTION AGREEMENT

THIS AGREEMENT, dated as of the date indicated on Schedule B hereto (the “Grant Date”), is made by and between Blue Acquisition Group, Inc., a Delaware corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary or Affiliate of the Company, hereinafter referred to as the “Optionee”. Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the 2011 Stock Incentive Plan for Key Employees of Blue Acquisition Group, Inc. and its Affiliates, as such Plan may be amended from time to time (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Compensation Committee of the Board of the Company (or, if no such committee is appointed, the Board) (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1. Cause

“Cause” shall be defined in the same manner as such term is defined in the Optionee’s Employment Agreement, but if the Optionee is not covered by any such agreement, “Cause” shall mean: (i) a material breach by the Optionee of the terms of the Company’s policies and/or the Standards of Business Conduct which continues beyond ten (10) days after a written demand for substantial performance is delivered to the Optionee by the Company (the “Cure Period”); (ii) any act of theft, misappropriation, embezzlement, intentional fraud or similar conduct by the Optionee involving the Company or any affiliate following notice by the Company to the Optionee of the Company’s intention to terminate the Optionee’s employment as a result thereof; (iii) the Optionee’s failure to act in accordance with any specific lawful instructions given to the Optionee in connection with the performance of the Optionee’s duties for the Company or any affiliate, which continues beyond the Cure Period; (iv) any damage of a material nature to the business or property of the Company or any affiliate caused by the Optionee’s willful or grossly negligent conduct following notice by the Company to the Optionee of the Company’s intention to terminate the Optionee’s employment as a result thereof; (v) deliberate misconduct which is reasonably likely to be materially damaging to the Company without a reasonable good faith belief by the Optionee that such conduct was in the best interests of the Company following notice by the Company to the Optionee of the Company’s intention to terminate the Optionee’s employment as a result thereof; or (vi) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving an act of dishonesty, moral turpitude, deceit or fraud by the Optionee following notice by the Company to the Optionee of the Company’s intention to terminate the Optionee’s employment as a result thereof; or (vii) a material breach of the Optionee’s management stockholder’s or other agreements, if any, including, without limitation, engaging in any action in breach of the restrictive covenants as set forth in such agreements, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured). No act or failure to act by the Optionee shall be deemed to constitute “Cause” if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. A termination for Cause shall be effective when the Company has given the Management Stockholder written notice of its intention to terminate for Cause, describing those acts or omissions that are believed to constitute Cause, and has given Management Stockholder a reasonable opportunity to respond.

Section 1.2. Ceiling Vesting Target

“Ceiling Vesting Target” shall mean, on any given date, the greater of (a) for all Fiscal Years, a Sponsor MOIC that is implied by a Sponsor IRR of 20% or (b) a Sponsor MOIC of 2.5 (or, solely with respect to any Realization Event that occurs in Fiscal Year 2015, a Sponsor MOIC of 2.25).

Section 1.3. Closing Date

“Closing Date” shall mean March 8, 2011.

Section 1.4. Disability

“Disability” shall mean “Disability” as such term is defined in defined in the Optionee’s Employment Agreement, but if the Optionee is not covered by any such agreement, “Disability” as defined in the long-term disability plan of the Company.

Section 1.5. Employment Agreement

“Employment Agreement” shall mean that certain employment agreement entered into as of [DATE] by and between the Optionee and the Company (or any Subsidiary thereof).

Section 1.6. Fiscal Year

“Fiscal Year” shall mean each of the fiscal years of the Company set forth on Schedule A attached hereto.

Section 1.7. Floor Vesting Target

“Floor Vesting Target” means, on any given date, the greater of (a) a Sponsor MOIC that is implied by a Sponsor IRR of 15% or (b) for all Fiscal Years, a Sponsor MOIC of 2.0.

Section 1.8. Good Reason

“Good Reason” shall be defined in the same manner as such term is defined in the Optionee’s Employment Agreement, but if the Optionee is not covered by any such agreement, “Good Reason” shall mean: (i) a material adverse change in the Optionee’s position causing it to be of materially less stature, responsibility, or authority without the Optionee’s written consent, and such a materially adverse change shall in all events be deemed to occur if the Optionee no longer serves as his existing position, unless the Optionee consents in writing to such change; or (ii) a reduction, without the

Optionee’s written consent, in the Optionee’s base salary or the target bonus amount the Optionee is eligible to earn under the Company’s annual cash incentive plan or program in which the Optionee is eligible to participate (the “Bonus Plan”) provided, however, that nothing herein shall be construed to guarantee the Optionee’s bonus for any year if the applicable performance targets are not met; and provided further that it shall not constitute Good Reason hereunder if the Company makes an appropriate pro rata adjustment to the applicable bonus and targets under the Bonus Plan or any successor plan in the event of a change in the Company’s fiscal year. Unless the Optionee provides written notification of an event described in sub-clauses (i) and (ii) above within ninety (90) days after the Optionee knows or has reason to know of the occurrence of any such event, the Optionee shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of the Agreement. If the Optionee provides such written notice to the Company, the Company shall have ten (10) business days from the date of receipt of such notice to affect a cure of the event described therein and, upon cure thereof by the Company to the reasonable satisfaction of the Optionee, such event shall no longer constitute Good Reason for purposes of the Agreement. Notwithstanding the foregoing, any event described in sub-clauses (i) and (ii) above must be an event which would result in a material negative change in the Optionee’s employment relationship with Company and thus effectively constitute an involuntary termination of employment for purposes of Section 409A of the Code. Notwithstanding the foregoing, regardless of which Good Reason definition to which the Optionee is subject, the Optionee shall agree that the fact that the Company ceases to have outstanding publicly traded equity securities shall not alone give rise to a right to resign for Good Reason.

Section 1.9. Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the Optionee and the Company.

Section 1.10. Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.11. Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on Schedule B hereof opposite the term Performance Option.

Section 1.12. Pro Rata Fraction

“Pro Rata Fraction” shall mean a fraction, the numerator of which equals the number of calendar days in the twelve (12) month period between the anniversary date of the Closing Date on which the Optionee had, immediately preceding the date of the Optionee’s termination of employment with the Company and its Service Recipients, become vested in a 20% portion of the Time Option, and the date that the Optionee’s employment with the Company and its Service Recipients terminates, and the denominator of which is equal to 365 days.

Section 1.13. Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.14. Sponsor IRR

“Sponsor IRR” shall mean, on any given Realization Event, the cumulative internal rate of return of the Sponsors (calculated as provided below), as of any date, where the internal rate of return shall be the annually compounded rate of return which results in the following amount having a net present value equal to zero: (i) the aggregate amount of cash distributed to the Sponsors from time to time on a cumulative basis through such date (provided that in no circumstances shall any fees paid to the Sponsors or expenses reimbursed to the Sponsors from time to time (“Sponsor Fees”) be included in this clause (i)), minus (ii) the aggregate amount of the capital contributions made by the Sponsors, directly or indirectly, from time to time on a cumulative basis through such date. In determining the Sponsor IRR, the following shall apply: (a) capital contributions shall be deemed to have been made on the last day of the month in which they are made (except for the initial capital contribution which shall be deemed to have been made on the Closing Date); (b) distributions shall be deemed to have been made on the last day of the month in which they are made; (c) all distributions shall be based on the amount distributed prior to the application of any U.S. federal, state or local taxation to the Sponsors; and (d) the rates of return shall be per annum rates and all amounts shall be calculated on a annually compounded basis, and on the basis of a 365-day year.

Section 1.15. Sponsor MOIC

“Sponsor MOIC” shall mean, on any given Realization Event, the result obtained by dividing (i) the cash consideration received by the Sponsors (other than any Sponsor Fees) upon such Realization Event and any prior Realization Event by (ii) the aggregate amount of cash invested in (and the initial gross asset value of any property (other than money) contributed to) the Company by the Sponsors, directly or indirectly, from time to time in respect of such investment.

Section 1.16. Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on Schedule B hereof opposite the term Time Option.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. Grant of Options

For good and valuable consideration, on and as of the Grant Date the Company irrevocably grants to the Optionee the following Stock Options: (a) the Time Option and (b) the Performance Option, in each case on the terms and conditions set forth in this Agreement. As a condition to receiving the Stock Options hereunder, the Optionee hereby waives any rights he or she may have to (a) resign for “Good Reason” pursuant to Section 4(f)(ii)(B) of the Employment Agreement as a result of any reduction in the Optionee’s “incentive or equity opportunity under any material incentive or equity program” and (b) become vested in any portion of the Stock Options granted hereunder upon any termination of employment that would otherwise occur pursuant to Sections 4(e)(ii)(E), 4(f)(i) and 4(g)(i) of the Employment Agreement.

Section 2.2. Exercise Price

Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Option (the “Exercise Price”) shall be as set forth on Schedule B hereof, which shall be the Fair Market Value on the Grant Date.

Section 2.3. No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s Employment Agreement with the Company or offer letter provided by the Company to the Optionee.

Section 2.4. Certain Adjustments to Stock Options

The Option shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan, as applicable.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. Commencement of Exercisability

(a) So long as the Optionee continues to be employed by the Company or any other Service Recipients, the Option shall become exercisable pursuant to the following schedules:

(i) Time Option. The Time Option shall become vested and exercisable with respect to 20% of the Shares subject to such Option on each of the first five anniversaries of the Closing Date.

(ii) Performance Option.

(A)	If the Company achieves the applicable EBITDA targets as set forth for each of the Fiscal Years 2012 through 2016 in Schedule A attached hereto (each an “Annual Performance Target”), then the Performance Option shall be eligible to become vested and exercisable with respect to 20% of the Shares subject to such Option at the end of each Fiscal Year.

(B)

Notwithstanding the foregoing, in the event that the Annual Performance Target is not achieved in a particular Fiscal Year (a “Missed Year”), then that 20% portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its Annual Performance Target in the Missed Year shall nevertheless also vest and become exercisable at the end of the immediately subsequent Fiscal Year if at the end of such immediately subsequent Fiscal Year, the

Cumulative Performance Target set forth on Schedule A for such Fiscal Year is achieved or exceeded.

(C)	Additionally, upon the occurrence of any event or transaction (or series of events or transactions), including, without limitation, a Change in Control, wherein the Sponsors receive cash in respect of their direct or indirect interests in the Company (any such event, a “Realization Event”) that results in a Sponsor MOIC (including a Sponsor MOIC that is implied by a Sponsor IRR, as applicable) that is greater than the Floor Vesting Target, the Performance Option shall vest up to a percentage, using linear interpolation, that corresponds to the percentage by which the Sponsor MOIC (including a Sponsor MOIC that is implied by a Sponsor IRR, as applicable) achieved in such event or transaction (or series thereof) exceeds the Floor Vesting Target, relative to its position between the Floor Vesting Target and the Ceiling Vesting Target (the “Exit Vesting Percentage”); provided, that if the percentage of the Performance Option that has already become vested pursuant to the vesting scenarios in clause (A) or (B) above (or otherwise) is equal to (or in excess of) the Exit Vesting Percentage achieved, no additional percentage of the Performance Option shall vest as a result of such event or transaction (or series thereof). For purposes of the foregoing calculation, the percentage that may become vested will be 0% if the Sponsors only achieve the Floor Vesting Target, and cannot exceed 100% if the Sponsors exceed the Ceiling Vesting Target.

(iii) In addition, for the avoidance of doubt, except as otherwise provided in Section 3.1(b) below, no portion of the Performance Option shall become vested and exercisable at any time on or after any termination of the Optionee’s employment except that if the Optionee’s employment with the Company and the applicable Service Recipients terminates (other than for Cause by the Company and its Service Recipients) following the end of a given Fiscal Year but prior to the Determination Date (as defined below), that 20% (or greater) portion of the Performance Option, if any, that would have become exercisable in respect of the Fiscal Year in which the Optionee’s employment terminates if the Optionee had remained employed with the Company or the applicable Service Recipient through such Determination Date, shall remain outstanding through the date the Company determines whether such portion should become exercisable in accordance with Section 3.1(a)(ii) above, as applicable (each such date, a “Determination Date”), and if the Company determines that the applicable performance criteria therein has been achieved, such portion of the Performance Option shall become exercisable, upon written notice provided by the Company to the Optionee thereof; provided, however, that if the Company determines that such portion of the Performance Option should not become exercisable in accordance with Section 3.1(a)(ii) above, the applicable portion of the Performance Option shall not vest and shall be forfeited upon such Determination Date without payment or the ability to exercise.

(b) Effect of Certain Terminations of Employment on Time Option

(i) Notwithstanding any of the foregoing, upon a termination of the Optionee’s employment at any time by reason of death or Disability, that 20% portion of the Time Option that would have become exercisable on the next anniversary date of the Closing Date following the date of such termination of employment if the Optionee had remained employed with the Company or the applicable Service Recipient through such date will become vested and exercisable.

(ii) Notwithstanding any of the foregoing, upon the termination of the Optionee’s employment without Cause by the Company and its Service Recipients or for Good Reason by the Optionee, in either case that occurs after the second anniversary of the Closing Date, a Pro Rata Fraction of that 20% portion of the Time Option that would have become exercisable on the next anniversary date of the Closing Date if the Optionee had remained employed with the Company or the applicable Service Recipient through such date will become vested and exercisable at such time.

(c) Effect of Change in Control. Notwithstanding any of Section 3.1(a) or (b) above, upon the earlier occurrence of a Change in Control, so long as the Optionee remains employed with the Company or any Service Recipient through the date of such Change in Control:

(i) any then unvested portion of the Time Option shall become immediately vested and exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to the Change in Control; and

(ii) any then unvested portion of the Performance Option shall become immediately vested and exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to a Change in Control only if such Change in Control is a Realization Event upon which the Sponsors achieve a Sponsor MOIC (including a Sponsor MOIC that is implied by a Sponsor IRR, as applicable) that is equal to or greater than the Ceiling Vesting Target.

(d) Forfeit of Options on Termination of Employment. Notwithstanding the foregoing but except as provided in Section 3.1(a)(iii) and 3.1(b), no Option shall become exercisable as to any additional shares of Common Stock following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall immediately expire without payment therefor.

Section 3.2. Expiration of Option

Except as otherwise provided in Section 5 or Section 6 of the Management Stockholder’s Agreement, the Optionee may not exercise any vested portion of the Option to any extent after the first to occur of the following events:

(a) The tenth anniversary of the Grant Date, so long as the Optionee remains employed with the Company or any Service Recipient through such date;

(b) The first anniversary of the date of the termination of the Optionee’s employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Disability;

(c) Immediately upon the date of the termination of the Optionee’s employment by the Company and all Service Recipients for Cause;

(d) For purposes of any vested portion of the Time Option and vested portion of the Performance Option (other than any portion that may become vested pursuant to Section 3.1(a)(iii)), 30 days following the date of the termination of Optionee’s employment by the Company and all Service Recipients by the Optionee without Good Reason (except due to death or Disability); and for purposes of any vested portion of the Performance Option that becomes vested pursuant to Section 3.1(a)(iii), the later of (x) 30 days following the date of the termination of Optionee’s employment by the Company and all Service Recipients by the Optionee without Good Reason (except due to death or Disability) or (y) 30 days following the Determination Date which follows the date of the termination of Optionee’s employment by the Company and all Service Recipients by the Optionee without Good Reason (except due to death or Disability);

(e) One-hundred eighty (180) days after the date of an Optionee’s termination of employment by the Company and all Service Recipients without Cause (except due to Disability);

(f) One-hundred eighty (180) days after the date of an Optionee’s termination of employment with the Company and all Service Recipients by the Optionee for Good Reason;

(g) The date the Option is terminated pursuant to Section 4 or 5 of the Management Stockholder’s Agreement; or

(h) Notwithstanding any of the foregoing, at the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his or her duly authorized legal representative) may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2. Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3. Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his or her office or designee all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b)(i) Full payment (in cash or by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee upon exercise reduced by a number of Shares having an equivalent Fair Market Value (on the date of exercise) to the aggregate Exercise Price payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (b);

(c)(i) Full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which such Option or portion thereof is exercised; or (ii) solely in the event that the Optionee’s employment terminates under circumstances identified in Section 3.2(b), (e) or (f) above, and the vested portion of the Option is within thirty (30) days of expiring pursuant to such applicable Section, in each case notice in writing that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (c);

(d) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4. Conditions to Issuance of Stock Certificates

The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased (if certified, or if not certified, register the issuance of such shares on its books and records) upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b) The execution by the Optionee of the Management Stockholder’s Agreement and a Sale Participation Agreement; and

(c) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5. Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder or the Shares have otherwise been recorded in the records of the Company as owned by such holder.

ARTICLE V

MISCELLANEOUS

Section 5.1. Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3. Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

Section 5.4. Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5. Applicability of Plan, Management Stockholder’s Agreement, Sale Participation Agreement and Employment Agreement

The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and a Sale Participation Agreement, to the extent applicable to the Option and such Shares. In the event of any conflict between this Agreement and the Plan, or this Agreement and the Employment Agreement, the terms of this Agreement shall control.

Section 5.6. Amendment

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7. Governing Law

The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

Section 5.8. Dispute Resolution

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be treated as if it were a controversy under the Optionee’s Employment Agreement, if such Employment Agreement became effective on the Closing Date, but if the Optionee is not a party to any such Employment Agreement at the time of such dispute, such controversy which cannot be settled amicably by the parties shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place in San Francisco, California. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses incurred in connection with such arbitration, unless otherwise determined by the arbitrator.

[Signatures on next pages.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

BLUE ACQUISITION GROUP, INC.

By:

Name:

Title:

[Signature Page of Stock Option Agreement]

OPTIONEE:

[Name]

ADDRESS:

[Signature Page of Stock Option Agreement]